Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Elissa J. Lindsoe, CFO
(763) 475-1400

UROLOGIX REPORTS FISCAL 2007 SECOND QUARTER RESULTS

Revenue was $6.0 Million, up 11% from First Quarter of Fiscal 2007;

Cash and Cash Equivalents Grew to $12 million

MINNEAPOLIS — January 25, 2007 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal 2007 second quarter ended December 31, 2006. Revenue for the second quarter was $6.0 million compared to $5.4 million reported in the first quarter of fiscal 2007 and $6.5 million in the second quarter of fiscal 2006. During the second quarter, average selling prices remained comparable to those in the prior quarter while catheter sales to direct accounts drove the 11 percent sequential improvement in overall revenue.

Net income for the second quarter was $0.1 million, or $0.01 per diluted share, compared to a net loss of $0.5 million, or $0.04 per diluted share in the first quarter of fiscal 2007 and net income of $0.3 million, or $0.02 per diluted share, in the second quarter of fiscal 2006. For the six months ended December 31, 2006, revenue was $11.4 million compared to $12.7 million in the prior year period. The net loss for the six months ended December 31, 2006 was $0.4 million, or $0.03 per diluted share, compared to net income of $0.5 million, or $0.03 per diluted share, for the six months ended December 31, 2005.

“The second quarter rebound is encouraging,” said Fred B. Parks, chairman and chief executive officer of Urologix, “Our return to profitability as well as the strengthening of our balance sheet are further validation that we have a healthy foundation. We want to maintain this momentum while broadening our product appeal to a greater patient population.”

Gross profit for the second quarter of fiscal 2007 was $3.6 million, or 59 percent of revenue, a 4 percentage point improvement when compared to 55 percent of revenue in the first quarter of fiscal 2007 and an 8 percentage point decrease when compared to 67 percent of revenue in the same period last year. The majority of the sequential improvement in the gross profit rate was due to a shift in product mix. Further contributing to the sequential improvement, the Company experienced significant reductions in overtime and scrap as the Company made progress toward the resolution of the manufacturing issues that surfaced during the fourth quarter of fiscal 2006. Second quarter operating expenses totaled $3.5 million, compared to $3.7 million in the first quarter of fiscal 2007 and $4.0 million in the second quarter of fiscal 2006 as the Company continues to prudently manage its expenses.

Balances of cash and cash equivalents increased to $12.0 million at December 31, 2006 from $10.8 million at September 30, 2006, due primarily to improved cash collections driven by increased revenue and by increased emphasis on collecting aged accounts. Days sales outstanding improved to 63 from 70 days in the prior quarter.

“We are delighted with the cash and accounts receivable improvements made during our second quarter”, said Elissa Lindsoe, chief financial officer of Urologix. “We will continue to remain focused on utilizing our assets wisely while spending appropriately in areas that will contribute to our future success”.

Current Outlook

The Company believes that revenue in the third quarter of fiscal 2007 will improve modestly over that reported in the second quarter. Third quarter product development and selling expenses are expected to increase from those reported in the second quarter of fiscal 2007. The Company’s management expects third quarter earnings before taxes to be positive.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2007 second quarter results on Thursday, January 25, at 4:00 p.m. Central Time. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave™, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize

Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include, for example, statements relating to second quarter fiscal year 2007 revenue and earnings, statements about the Company’s plans and future performance, statements about the Company’s ability to develop and market new products, including the Company-owned Cooled ThermoTherapy mobile service, and other statements that use such words as “may,” “will,” “expect,” “believe” and “plan.”

Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to return to profitability and increase revenue; the rate of adoption of Cooled ThermoTherapy products, Urologix’ sole products, by the medical community; approval by the FDA of the Company’s products; product liability claims inherent in the testing, production, marketing and sale of medical devices; the ability of third-party suppliers to produce and supply products; the Company’s ability to maintain product yields on a cost efficient basis; the impact of competitive treatments, products and pricing; the Company’s ability to develop and market new products, including the Company-owned Cooled ThermoTherapy mobile service and the CoolWave control unit, and the Company’s ability to generate revenue from new products; the development and effectiveness of the Company’s sales organization and marketing efforts; developments in the reimbursement environment for the Company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the Company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks and uncertainties detailed from time to time in Urologix’ filings with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K for the year ended June 30, 2006.

Urologix, Inc.

Condensed Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Sales	$6,011	$6,535	$11,426	$12,692
Cost of goods sold	2,445	2,182	4,856	4,214

Gross profit	3,566	4,353	6,570	8,478

Costs and expenses:
Selling, general and administrative	2,792	3,222	5,764	6,393
Research and development	639	785	1,255	1,581
Amortization of intangibles	71	41	142	82

Total costs and expenses	3,502	4,048	7,161	8,056

Operating earnings (loss)	64	305	(591)	422
Interest income	140	88	269	145

Net earnings (loss) before income taxes	204	393	(322)	567

Income tax expense	57	74	57	102

Net earnings (loss)	$147	$319	$(379)	$465

Net earnings (loss) per common share—basic	$0.01	$0.02	$(0.03)	$0.03

Net earnings (loss) per common share—diluted	$0.01	$0.02	$(0.03)	$0.03

Weighted average number of shares used in basic per share calculations	14,333	14,314	14,332	14,312

Weighted average number of shares used in diluted per share calculations	14,335	14,356	14,332	14,376

Urologix, Inc.

Condensed Balance Sheets

(Unaudited, in thousands)

	December 31, 2006	June 30, 2006
Current Assets:
Cash, and cash equivalents	$12,047	$11,054
Accounts receivable, net	4,227	5,234
Inventories	2,842	2,634
Deferred tax asset	943	992
Prepaids and other current assets	317	184

Total current assets	20,376	20,098

Property and equipment:
Machinery, equipment and furniture	12,072	11,562
Less accumulated depreciation	(9,334)	(8,665)

Property and equipment, net	2,738	2,897
Other assets	1,119	1,288
Goodwill	10,193	10,193
Other intangible assets, net	6,698	7,090
Deferred tax asset, net	2,332	2,332

Total assets	$43,456	$43,898

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,033	$1,375
Accrued compensation	645	826
Deferred income	237	242
Other accrued expenses	704	729

Total current liabilities	2,619	3,172
Deferred income	616	712
Other accrued expenses	11	34

Total liabilities	3,246	3,918

Shareholders’ equity:
Common stock	143	143
Additional paid-in capital	112,059	111,450
Accumulated deficit	(71,992)	(71,613)

Total shareholders’ equity	40,210	39,980

Total liabilities and shareholders’ equity	$43,456	$43,898

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